Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Steve Schrier, 331-332-2264
Investor contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR AMENDEDS EXISTING STOCKHOLDER RIGHTS PLAN

AND ADOPTS TAX ASSET PROTECTION PLAN

LISLE, Ill. — (June 24, 2014) – Navistar International Corporation (NYSE: NAV) announced today that its Board of Directors approved an amendment to the company’s Stockholder Rights Plan that, in essence, turns the existing Stockholder Rights Plan into a Tax Asset Protection Plan. This Tax Asset Protection Plan was adopted to protect the long-term value of Navistar’s substantial tax assets and will expire on September 1, 2014. The existing Stockholder Rights Plan was to expire on July 1, 2014.

The Existing Stockholder Rights Plan

The amendment to Stockholder Right Plan has the effect of turning the existing Stockholder Rights Plan (which is commonly referred to as a “poison pill”) into a Tax Asset Protection Plan. The current plan was first adopted in June 2012 and exempted any person or group from owning 15 percent or more of the company’s common stock. That plan was amended in July 2013 with the exemption increased to 19.99 percent and the expiration extended to June 18, 2015. On June 17, 2014, the plan was further amended to have the plan expire on July 1, 2014. At the company’s Annual Meeting of Stockholders in March 2014, a non-binding advisory vote to terminate the Stockholder Rights Plan was proposed and overwhelmingly approved.

“Since the inception of the Stockholder Rights Plan, the Navistar Board has regularly reviewed the plan to determine its alignment with the best interests of the company,” said James Keyes, Navistar Board of Directors non-executive chairman. “In adherence with corporate governance best practices and with the consideration of the input of our shareholders, we believe the existing Stockholder Rights Plan should be removed, but at the same time, it is appropriate to implement this Tax Asset Protection Plan.”

Tax Asset Protection Plan

The Tax Asset Protection Plan was adopted to protect Navistar’s valuable tax assets by reducing the likelihood of an unintended “ownership change” under IRS guidelines. This plan is similar to tax protection plans adopted by other public companies with significant tax attributes. As of October 31, 2013, Navistar had a federal net operating loss carryforward of approximately $1.8 billion.

Under Section 382 of the Internal Revenue Code, the use of the company’s net operating loss and other carryforwards would be limited in the event of an “ownership change,” which is defined as a cumulative change of more than 50 percent during any three year period by stockholders owning 5 percent or more of the company’s stock.

The Tax Asset Protection Plan is designed to discourage any person or group from becoming a 5 percent stockholder, thereby reducing the risk of such an ownership change. There is no guarantee, however, that the Plan will prevent the company from experiencing an ownership change, and the company may pursue additional means of protecting this substantial asset. The Tax Asset Protection Plan will expire on September 1, 2014.

Existing stockholders holding 4.99 percent or more of the company’s outstanding shares of common stock are exempt from the provisions of the Plan unless they make additional purchases.

Details about the Tax Asset Protection Plan and the amended Stockholder Rights Plan will be contained in a Form 8-K to be filed by the company with the U.S. Securities and Exchange Commission.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com. The International® ProStar® with Cummins ISX15 and International® TerraStar® 4x4 were named 2014 heavy-duty and medium-duty commercial truck of the year, respectively, by the American Truck Dealers (ATD) association.

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